UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2008

Miller Petroleum, Inc.
(Exact name of registrant as specified in its charter)

Tennessee	033-02249-FW	62-1028629
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3651 Baker Highway, Huntsville, Tennessee	37756
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (423) 663-9457

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2008, Scott M. Boruff was elected as a Director and appointed as the Chief Executive Officer of the Registrant by the Board of Directors. On August 6, 2008, Deloy Miller resigned as Chief Executive Officer of the Registrant. Mr. Miller continues to serve as Chairman of the Board of the Registrant.

Scott M. Boruff is a seasoned executive with a diverse business background that includes proven entrepreneurial ventures, a track record of successful development projects and vast deal making experience. Over the past two years, Scott has been a licensed investment banker and director with a New York investment banking firm that was responsible for closing transactions in the $150 to $200 million category. Scott specialized in investment banking consulting services that included structuring of direct financings, recapitalizations, mergers and acquisitions and strategic planning with an emphasis in the gas and oil field. Scott has developed a nationwide network of investors in gas and oil, business, real estate and investment properties. As a commercial real estate broker for over twenty years Scott developed condominium projects, hotels, convention centers, golf courses, apartments and residential subdivisions. Prior to his development career, Scott created several start-up ventures that grew into multi-million dollar companies. As a consultant to Miller Petroleum, Scott led the last three major financial transactions completed by the company. Scott holds a Bachelor of Science Degree in Business Administration from ETSU.

Mr. Boruff is also the son-in-law of Mr. Miller.

On August 6, 2008, the Registrant entered into an employment agreement with Mr. Boruff (effective as of August 1, 2008) pursuant to which Mr. Boruff will serve as the Chief Executive Officer of the Registrant for an initial term of five years, subject to additional one-year renewal periods. Mr. Boruff’s compensation consists of the following:

∙	Base salary of $250,000 per annum, with provision for cost-of-living increases.

∙	Sign-on bonus of $300,000.

∙	Options to purchase 250,000 shares of the Registrant’s common stock at an exercise price per share of $0.33, with vesting in equal annual installments over a period of four years.

∙	A restricted stock grant of 250,000 shares of common stock, with vesting in equal annual installments over a period of four years.

∙
Incentive Compensation - For each year of the employment term, (i) cash up to 100% of base salary and (ii) up to 100,000 shares of restricted common stock, in both instances based upon, and subject to, two performance benchmarks, gross revenue and EBITDA. One half of each element of incentive compensation is earned if the gross revenue benchmark is achieved, and the other half of each element is earned if the EBITDA benchmark is achieved. The benchmarks consist of gross revenue of $2 million for fiscal year 2009 (annualized to the commencement date of the employment agreement), $4 million for fiscal year 2010, $8 million for fiscal year 2011, $16 million for fiscal year 2012 and $30 million for fiscal year 2013; and EBITDA equal to 10% of each such gross revenue benchmark.

The employment agreement provides that Mr. Boruff is entitled to participate in the employee benefit plans, programs and arrangements of the Registrant in effect during the employment term which are generally available to senior executives of the Registrant. The employment agreement further provides for a payout equal to 2.99 times Mr. Boruff’s then base salary in the event of a change in control, as well as two-year non-competition and non-solicitation covenants.

On August 6, 2008, the Board authorized the issuance of 2.5 million shares of restricted common stock to Mr. Boruff in recognition of, and reward for, Mr. Boruff’s extraordinary efforts on behalf of the Registrant, prior to Mr. Boruff’s retention as Chief Executive Officer, in connection with services performed by Mr. Boruff concerning strategic planning, transaction negotiation, and the settlement of the litigation with Wind City Oil & Gas LLC, as well as the waiver of significant compensation by Mr. Boruff resulting from his resignation from Cresta Capital Strategies, LLC (“Cresta”).

Mr. Boruff was previously employed as an investment banker by Cresta, a New York broker-dealer. Under the terms of an Investment Banking Agreement dated as of March 27, 2007 by and between Cresta and the Registrant, Cresta was retained by the Registrant to serve as its investment banker. The Investment Banking Agreement provided for compensation payable to Cresta in the event of certain transactions involving the Registrant. Further, a consulting agreement dated as of April 30, 2007 by and between the Registrant and Consoleum, LLC, an affiliate of Cresta (“Consoleum”), provided for the grant of five million warrants to Consoleum in the event of the settlement of the Wind City litigation as a result of Consoleum’s efforts. Mr. Boruff was personally entitled to one-third of any such compensation earned by Cresta in respect of transactions in which Cresta was entitled to be paid by the Registrant as well as 2.5 million out of the five million warrants issuable to Consoleum. As previously reported, the Cresta and Consoluem agreements were terminated in consideration for $600,000 in cash and three-year warrants to purchase one million shares of common stock of the Registrant, exercisable at $1.00 per share. Mr. Boruff waived any and all compensation due him from Cresta and Consoleum in connection with services rendered to the Registrant and other compensation entitlements unrelated to the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER PETROLEUM, INC. (Registrant)

Date: August 12, 2008	By:	/s/ Scott M. Boruff
Scott M. Boruff
Chief Executive Officer